Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Completes Acquisition of Xaloy Superior Holdings, Inc.

Westlake, Ohio, USA – June 21, 2012 — Nordson Corporation (Nasdaq: NDSN) today announced it has completed the acquisition of New Castle, Pennsylvania-based Xaloy Superior Holdings, Inc., a leading manufacturer of melt delivery components for injection and extrusion machinery in the global plastic processing industry. The completion of the transaction follows Nordson’s June 4 announcement that it had entered into an agreement to acquire Xaloy.

Nordson management will hold a live webcast of its conference call discussing the acquisition at 8:30 a.m. ET, on Tuesday, June 26, 2012. The webcast may be accessed on the investor section of Nordson’s website at www.nordson.com/investors. Slides that more fully describe this transaction also will be available on the site prior to the start of the call. Following the webcast, an archived version of the call will be available until July 3, 2012.

Nordson Corporation delivers precision technology solutions that help customers increase throughput, productivity and up-time, enable new products and features, and decrease material usage. The company engineers, manufactures and markets differentiated products and systems used for dispensing adhesives, coatings, sealants, biomaterials and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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